Exhibit 19.1

IMMUNOVANT, INC. AMENDED AND RESTATED INSIDER TRADING POLICY
1.Introduction
This Insider Trading Policy (the “Policy”) determines acceptable transactions in the securities of certain publicly traded companies by the directors, executive officers, and employees of Immunovant, Inc. and its consolidated subsidiaries (collectively, “Immunovant” or the “Company”).
As Immunovant is a controlled affiliate of Roivant Sciences Ltd. (“Roivant”), this Policy also applies to transactions involving the securities of Roivant or one or more of the publicly traded subsidiaries of Roivant other than Immunovant (each, a “Roivant Group Company” and, collectively, the “Roivant Group Companies”), in conjunction with the insider trading policy of such Roivant Group Company.
During the course of your directorship, holding executive office, or employment with Immunovant or a Roivant Group Company, you may receive material information that is not yet publicly available about Immunovant, Roivant Group Companies, or other publicly traded companies with which Immunovant has business dealings (“inside information”). Inside information can include confidential information received from third parties in the course of such third parties exploring business opportunities with Immunovant. Because of your access to inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the securities of Immunovant, a Roivant Group Company, or another publicly traded company, or to disclose such information to a third party who does so profit (a “tippee”).
All Company personnel are required to comply with the provisions of this Policy. Company personnel who intend to trade in the securities of a Roivant Group Company (including Roivant) are also required to comply with the applicable provisions of the insider trading policy of such Roivant Group Company, including with respect to any applicable blackout periods, as described below.
If you have any questions about this Policy, or whether a particular action is permissible under this Policy, you should not hesitate to contact Immunovant’s Chief Legal Officer or another member of the Immunovant legal department in advance of taking that particular action.
2.Insider Trading Policy
A.Securities Transactions
It is always illegal to, and it is a violation of this Policy for you to, buy or sell securities of a publicly traded company while in possession of inside information about such company. It is also illegal and a violation of this Policy for you to inappropriately communicate or “tip” such information to others who do not have a legitimate business need for acquiring such information. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee.
Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with Immunovant, e.g., option exercises for cash under the equity incentive plans of the Immunovant, generally are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such shares is fully subject to the restrictions set forth in this Policy. For purposes of this Policy, “trade,” “trading” and “transactions” include not only purchases and sales of Immunovant’s or a Roivant Group Company’s common stock in the public market, but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities, including, but not limited to, engaging in short sales, transactions in put or call options and hedging transactions.
B.Inside Information
As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock (either up or down) or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information about a company, you may not trade in such company’s stock, advise anyone else to do so, or communicate the information to anyone else (other than a Non-Covered Person (defined below) in a manner consistent with applicable securities laws, rules and regulations) until you know that the information has been publicly disseminated. In some circumstances, you may have to forgo a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.
Although by no means an all-inclusive list, information about the following topics may be considered inside information until it is publicly disseminated:
•financial results or forecasts;
•results of clinical trials or pre-clinical studies;
•communications with government agencies;
•strategic plans;
•discovery and development of new product candidates;
•acquisitions or dispositions of assets, divisions, companies, etc.;
•licensing transactions;
•negotiations to enter into certain transactions with third parties;
•certain business development activities with third parties;
•pending public or private sales of debt or equity securities;
•declaration of stock splits, dividends or changes in dividend policy;
•major contract awards or cancellations;
•top management or control changes;
•possible tender offers or proxy fights;
•significant write-offs;
•significant litigation;
•impending bankruptcy;
•gain or loss of significant partners, customers or suppliers;
•pricing changes or discount policies;

•partner or collaborator relationships; and
•notice of issuance of patents.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or filing with the Securities and Exchange Commission or otherwise publicly available, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after one (1) full trading day has elapsed since the date of public disclosure of the information in a national news medium. For example, if an announcement of inside information concerning a third-party company, of which you were aware, was made prior to trading on Wednesday, then you may execute a transaction in the securities of that company on Thursday.
3.Trading by Covered Insiders
Due to the size of Immunovant, all directors, executive officers, and employees of Immunovant are likely to possess inside information regarding Immunovant at one time or another. Therefore, all directors, executive officers and employees of Immunovant (each a “Covered Insider” and, collectively, the “Covered Insiders”), along with any Specified Person (as defined below), are subject to the requirements of this Policy.
Generally, other than a Non-Covered Person (defined below), a “Specified Person” is any (a) immediate family member of a Covered Insider, (b) individual who shares the same address as, or is financially dependent on, any Covered Insider, (c) individual, whether or not a family member, whose trades are subject to the direction of a Covered Insider, and (d) entity for which trading activities are controlled by or influenced by any Covered Insider, including any controlled corporations, partnerships or trusts. For purposes of this Policy, Specified Persons are subject to the same restrictions as those of the Covered Insider, and transactions by Specified Persons are treated for the purposes of this Policy as if they were for the account of the Covered Insider.
For purposes of this Policy, a “Non-Covered Person” is any entity (i) of which the Covered Insider is an employee, member or partner, (ii) that engages in the management of investment in securities for investment funds in the ordinary course of its business or is a managed fund of such person, and (iii) that has confirmed to Immunovant in writing that it has established its own policies and procedures for compliance with insider trading restrictions under applicable securities laws. For the avoidance of doubt, a Non-Covered Person is not considered a Covered Insider subject to this Policy, and it is not a breach of this Policy for a Covered Person to recommend investments or be involved in the investment decision making of a Non-Covered Person in accordance with applicable securities laws, rules and regulations.
4.Blackout Periods
All Covered Insiders and Specified Persons are prohibited from trading in Immunovant’s securities during blackout periods.
A.Quarterly Blackout Periods
Trading in securities of Immunovant or Roivant is prohibited during the period beginning at the close of trading on the final business day of each fiscal quarter and ending at the close of trading on the first (1st) full trading day following the date Immunovant’s financial results for such fiscal quarter are publicly disclosed. During these periods, Covered Insiders generally possess or are presumed to possess material non-public information about Immunovant’s financial results.

All Covered Insiders are also prohibited from trading in securities of any Roivant Group Company (including Roivant) during any blackout period applicable to such Roivant Group Company. Covered Insiders are encouraged to contact Immunovant’s Chief Legal Officer or another member of the Immunovant legal department to confirm the status of any blackout period prior to trading in any securities of a Roivant Group Company.
B.Other Blackout Periods
From time to time, other types of material non-public information regarding Immunovant (such as negotiation of mergers or acquisitions, or clinical, manufacturing or commercial developments) may be pending and not be publicly disclosed. While such material non-public information is pending, Immunovant may impose special blackout periods during which Covered Insiders are prohibited from trading in Immunovant’s securities. If Immunovant imposes a special blackout period, it will notify the Covered Insiders affected.
C.Exceptions
1.Option Exercises + RSU Net Settlement. Covered Insiders may, without restriction to any particular period, (i) exercise for cash stock options granted under the Company’s equity incentive plan and (ii) net settle restricted stock units (“RSUs”) and have the Company withhold common stock to satisfy tax withholding obligations when RSUs settle. However, the subsequent sale of the shares (including sales of shares in a cashless exercise) acquired upon the exercise of options is subject to all provisions of this Policy.
2. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person may establish a trading plan under which a broker is instructed to buy and sell Immunovant securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Immunovant securities pursuant to that Trading Plan are not subject to this Policy. To be properly established, a person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Immunovant at a time when they were unaware of any material nonpublic information relating to Immunovant and when they were not otherwise subject to a trading blackout period. Please see the requirements set forth in the current Immunovant, Rule 10b5-1 trading plan guidelines (if any) for further information.
D.Hedging and Derivatives
Covered Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars or other derivatives) that are designed to hedge against or speculate on any change in the market value of the Company’s or any Roivant Group Company’s equity securities. Covered Insiders are also prohibited from short selling of the Company’s or any Roivant Group Company’s securities. These prohibitions apply at all times, even during an open trading window.
E.Short-Swing Trading/Control Stock/Section 16 Reports
Executive officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5) and any notices of sale required by Rule 144.

5.Trading Window
Covered Insiders are permitted to trade in the securities of Immunovant or Roivant Group Companies when no blackout period is in effect. Generally, this means that Covered Insiders can trade during the period beginning at the close of trading on the first (1st) full trading day following the date Immunovant’s financial results for such fiscal quarter are publicly disclosed and ending at the close of trading on the final business day of each fiscal quarter. However, even during this trading window, a Covered Insider who is in possession of any material non-public information should not trade in securities of Immunovant or any Roivant Group Company until the information has been made publicly available or is no longer material. Immunovant may close its trading window if a special blackout period as described above is imposed and will re-open the trading window once the special blackout period has ended.
6.Pre-clearance of Securities Transactions
(a)Because certain Covered Insiders are likely to obtain material non-public information on a regular basis, Immunovant requires all such persons to refrain from trading, even during a trading window as described above, without first pre-clearing all transactions in securities of Immunovant or Roivant. Accordingly, the “Pre-Clearance Group” consists of (i) directors and executive officers of Immunovant, their assistants and associated Specified Persons, (ii) such Immunovant personnel designated by the Chief Legal Officer and/or Chief Financial Officer as having access to material financial information, and (iii) such other persons as may be designated from time to time and informed of such status by the Chief Legal Officer. All members of the Pre-Clearance Group must obtain pre-clearance for trades as set forth below.
(b)Subject to the exemption in subsection (d) below, no Covered Insider within the Pre-Clearance Group may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any security of Immunovant or Roivant at any time without first obtaining prior approval from the Chief Legal Officer, or in the absence of the Chief Legal Officer, the Chief Financial Officer (the “Clearing Officer”), or his or her designee. These procedures also apply to transactions by Specified Persons associated with such Covered Insider, including such person's spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.
(c)The Clearing Officer or his or her designee will record the date each request is received and the time each request is approved or disapproved. The Clearing Officer will generally approve or disapprove a request within two (2) business days. Unless revoked, an approved request will remain valid until the close of trading two (2) business days following the date of approval. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. Note that at any time, the Clearing Officer may decline to pre-clear a requested trade, even during a trading window. The Clearing Officer is not obligated to provide an explanation for the limitation on trading.
(d)Pre-clearance is not required for purchases and sales of securities under a Trading Plan in accordance with Rule 10b5-1; provided, that such Trading Plan has been approved by the Clearing Officer (or his or her designee) prior to the adoption, amendment or modification thereof.
7.Duration of Policy’s Applicability
This Policy continues to apply to your transactions in the securities of Immunovant and the Roivant Group Companies or the stock of other public companies engaged in business transactions with Immunovant even after your directorship, holding office or employment with Immunovant has terminated. Namely, if you are in possession of inside information when your relationship with Immunovant concludes, you are still subject to the restrictions contained in this Policy until one full trading day has elapsed following the date the information is otherwise publicly disseminated.
8.Penalties
Anyone who effects transactions in the securities of Immunovant, the Roivant Group Companies, or the stock of other public companies engaged in business transactions with Immunovant (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by Immunovant, including termination of employment or other service relationship. A Covered Insider who has questions about this policy should contact the Chief Legal Officer of Immunovant.
9.Certification
All Covered Insiders shall certify his or her understanding of, and intent to comply with, the procedures set forth in this policy at such times as may be requested by the Chief Legal Officer of Immunovant.
Adopted by the Board of Directors: December 18, 2019
Amended and Restated: February 10, 2026